Exhibit (h)(8)

Schedule A

As amended March 4, 2015

Operating Expense Limits

Fund	Maximum Annual Other Expenses Limit	Expiration of Term of Agreement
AR Capital Real Estate Income Fund	0.35%	August 1, 2016
AR Capital Dividend and Value Fund	0.35%	August 1, 2016
AR Capital BDC Income Fund	0.35%	August 1, 2016
AR Capital Global Real Estate Income Fund	0.35%	August 1, 2016

REALTY CAPITAL INCOME FUNDS TRUST		NATIONAL FUND ADVISORS, LLC

By:	/s/ John H. Grady	By:	/s/ John H. Grady
Name:	John H. Grady	Name:	John H. Grady
Title:	President	Title:	President